UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2024

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Penske Corporation (“PC”) currently beneficially owns 34,181,121 shares of our Voting Common Stock, representing 51% of our outstanding Voting Common Stock. On January 23, 2024, we entered into a voting agreement (the “Voting Agreement”) with PC pursuant to which PC has agreed, on each matter brought to a vote at any annual or special meeting of our stockholders and in connection with any action proposed to be taken by consent of our stockholders in lieu of a meeting, to vote all shares of Voting Common Stock, or other voting or equity securities of ours which could be issued (together with the Voting Common Stock, the “Voting Securities”) beneficially owned by PC, that, together with the Voting Securities held by Roger S. Penske, our Chair and Chief Executive Officer, and any entity that Roger S. Penske controls, exceed 43.57% of the outstanding Voting Securities (the “Excess Voting Securities”), in the same proportion as all votes cast by stockholders other than PC, Roger S. Penske or any entity that Roger S. Penske controls (except as otherwise required by the existing PM Shareholders Agreement described below). Any Voting Securities that are not Excess Voting Securities may be voted at the discretion of PC. The Voting Agreement will terminate per its terms at the time that PC ceases to beneficially own 30% or more of the Voting Securities then outstanding. Notwithstanding the foregoing, the Voting Agreement does not impact the provisions of that certain stockholders agreement (the “PM Shareholders Agreement”) by and among PC, Penske Automotive Holdings Corp. (the “Penske companies”), Mitsui & Co., LTD. and Mitsui & CO (U.S.A.), Inc. (“Mitsui”) pursuant to which, in connection with any stockholder election of directors of the Company, (i) the Penske companies have agreed to vote their shares for two directors who are representatives of Mitsui as long as Mitsui owns in excess of 20% of our outstanding common stock, and for one director as long as Mitsui owns in excess of 10% of our outstanding common stock, and (ii) Mitsui in turn has agreed to vote its shares for up to fourteen directors voted for by the Penske companies. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the PM Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the PM Shareholders Agreement, which was previously filed as exhibit 46 to Amendment No. 26 to Schedule 13D filed July 30, 2013, and subsequent amendments thereto.

Item 8.01 Other Items.

On December 27, 2023, plaintiff Jeffrey Edelman (the “Plaintiff”), a purported stockholder of ours, filed a putative class action and stockholder derivative complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) against all of our directors, a former director, and PC (together, the “Defendants”) under the caption Edelman v. Penske, et al., C.A. No. 2023-1291-JTL (the “Action”). The claims in the Complaint relate to our securities repurchase programs in 2021, 2022 and 2023. Among other allegations, the Plaintiff claims that Board members breached their fiduciary duties in approving these securities repurchase programs, and that PC and Roger S. Penske as controllers of the Company also breached their fiduciary duties because the repurchase programs allegedly permitted the controllers to attain majority voting control of the Company without paying a control premium. Defendants believe that the allegations of the Complaint are meritless, deny those allegations, and deny that any violation of applicable law has occurred. However, solely in order to minimize expense and distraction and to avoid the uncertainty of any litigation, we elected to enter into the Voting Agreement referenced above in response to the Complaint.

Plaintiff agreed that the Voting Agreement successfully mooted the claims set forth in the Complaint and on January 24, 2024 filed with the Court a Stipulation and Proposed Order Voluntarily Dismissing The Action As Moot, pursuant to which the Court will retain jurisdiction regarding any application Plaintiff may make for an award of attorney’s fees.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description
10.1	Voting Agreement dated January 23, 2024 by and between Penske Automotive Group, Inc. and Penske Corporation.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

January 24, 2024	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President